Exhibit 4.17.1

The Power of Flight

Amendment N. 1 to

RATE PER FLIGHT HOUR AGREEMENT n. 1-2722979761

FOR

CFM56-5B

ENGINE SHOP MAINTENANCE SERVICES

BETWEEN

CFM INTERNATIONAL, INC.

AND

AVIANCA HOLDINGS S.A.

(formerly known as Avianca Taca Holding S.A.)

Service Agreement Number:

Dated:

PROPRIETARY INFORMATION NOTICE

The information contained in this document is CFM International, Inc. (“CFM”) and AVIANCA HOLDINGS S.A. (formerly known as AVIANCATACA HOLDING S.A.) (“AVIANCATACA”) Proprietary Information and is disclosed in confidence. It is the property of the Parties and will not be used, disclosed to others or reproduced without the express written consent of the Parties. If consent is given for reproduction in whole or in part, this notice and the notice set forth on each page of this document will appear in any such reproduction. U.S. export control laws may also control the information contained in this document. Unauthorized export or reexport is prohibited.

THIS AMENDMENT Number 1 (“Amendment”) is made as of                      , 2014 by and between Avianca Holdings S.A. (formerly known as AviancaTaca Holding S.A., a company duly organized under the laws of Panama having a principal place of business at Centro Administrativo, Avenida El Dorado, Bogota, Colombia (“AVIANCATACA”), and CFM International, Inc., having its principal place of business at 6440 Aviation Way, West Chester, Ohio 45069 USA (“CFM”), (each a “Party” and collectively referred to herein as “Parties”).

RECITALS

WHEREAS, the Parties have entered into a Rate Per Hour Flight Agreement n. 1-272297961 (“Agreement”), dated February 6, 2013;

WHEREAS, the Parties desire to amend the Agreement to include Affiliates and Subsidiaries of Avianca Holdings S.A., as defined in the General Terms Agreement n. CFM-1-2887169891, dated 6 February, 2013 (“GTA”).

NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants and conditions contained herein, and other good and valuable consideration, receipt and sufficiency of which are acknowledged and agreed, the Parties hereto agree as follows:

Item A of Article 12 — Miscellaneous is deleted and replaced with the following:

A.

Assignment of the Agreement. Unless otherwise specifically provided in this Agreement, neither Party may assign this Agreement, in whole or in part, without the prior consent of the other Party, except, that, Airline’s consent shall not be required for substitution of any other company jointly owned by GE and SNECMA in place of CFM as the contracting party and the recipient of any and all payments, and/or for the assignment of CFM’s payments to suppliers. Notwithstanding the foregoing or anything to the contrary contained herein, Airline shall be entitled to assign any of its rights hereunder at any time to an Airline Affiliate, as defined in Section I of the GTA, including any special purpose vehicle or other entity incorporated or formed by Airline or utilized in connection with the financing of any pre-delivery payments or in connection with the financing of its obligation to pay the final price of the Aircraft or Engines. It is understood and agreed that, notwithstanding any such assignment of rights by Airline under this Article 12, Item A, AviancaTaca will remain fully responsible for the performance of the obligations of Airline, an Airline Affiliate, or an assignee permitted herein as though no such assignment had taken place.

All other terms and conditions contained in the Agreement, which are not modified by this Amendment Number 1, shall remain in full force and effect.

This Amendment shall be effective as of the date hereof.

PROPRIETARY INFORMATION NOTICE

The information contained in this document is CFM International, Inc. (“CFM”) and AVIANCA HOLDINGS S.A. (formerly known as AVIANCATACA HOLDING S.A.) (“AVIANCATACA”) Proprietary Information and is disclosed in confidence. It is the property of the Parties and will not be used, disclosed to others or reproduced without the express written consent of the Parties. If consent is given for reproduction in whole or in part, this notice and the notice set forth on each page of this document will appear in any such reproduction. U.S. export control laws may also control the information contained in this document. Unauthorized export or reexport is prohibited.

IN WITNESS WHEREOF, CFM and AVIANCATACA have caused this Amendment No. 1 to be signed in duplicate by their duly authorized officials as of the date written below. Those officials represent to each other and to the Parties that each is unequivocally authorized to execute this Amendment and serves in the capacity indicated below.

CFM INTERNATIONAL, Inc.	AVIANCA HOLDINGS S.A.

BY:	BY:

PRINTED NAME:	PRINTED NAME:

TITLE:	TITLE:

3

GTA: Assignment of the Agreement. Unless otherwise specifically provided in this Agreement, neither Party may assign this Agreement, in whole or in part, without the prior consent of the other Party; except, that, Airline’s consent shall not be required for substitution of any other company jointly owned by GE and SNECMA in place of CFM as the contracting party and the recipient of any and all payments, and/or for the assignment of CFM’s payments to suppliers. Notwithstanding the foregoing or anything to the contrary contained herein, Airline shall be entitled to assign any of its rights hereunder at any time to Airline Affiliate, including any special purpose vehicle or other entity incorporated or formed by Airline or utilized in connection with the financing of any pre-delivery payments or in connection with the financing of its obligation to pay the final price of the Aircraft or Engines. It is understood and agreed that, notwithstanding any such assignment of rights by Airline under this Article 15, AviancaTaca will remain fully responsible for the performance of the obligations of Airline, an Airline Affiliate, or an assignee permitted herein as though no such assignment had taken place.

A.

Assignment of Agreement. This Service Agreement, any related purchase order or any rights or obligations hereunder may riot be assigned, in whole or in part, without the prior written consent of the other Party, except that AVIANCATACA’s consent will not be required for an assignment by CFM to one of CFM’s parent companies. In the event of any such assignment, AV1ANCATACA will be so advised in writing. Any assignment in contradiction of this clause will be considered null and void.

“Airline Affiliate” means any legal entity that is direct or indirect subsidiary or affiliate of Airline that (i) operates Engines and Spare Engines covered under this Agreement, (ii) is, and continues to be subject to the direct or indirect control of Airline by means of Airline or a subsidiary or affiliate or Airline holding an equity interest of at least 25% of the total equity in such legal entity, and (iii) for which Airline or subsidiary or affiliate of Airline exercises management and operational control. If the national laws governing any such legal entity permit Airline to hold an equity interest that is less than 25% of the total equity in that legal entity, then such legal entity nonetheless will be considered an Airline affiliate if the maximum permitted equity is held by Airline and if the conditions set forth above in subclauses (I) and (ii) above are also met. The list of Airline Affiliates at the time of signature of this Agreement is contained in Exhibit E. Any other legal entity that fulfills the requirements established in the current definition will be automatically considered and Airline Affiliate upon written notification from Airline to CFM provided, however, that CFM or its affiliates are not prohibited from doing business with such legal entity.